Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Mike Trask
Vice President of Treasury and Investor Relations	Sr. Manager of Corporate Communications
(702) 532-7995	(702) 532-7451
MCarlotti@ballytech.com	MTrask@ballytech.com

BALLY TECHNOLOGIES, INC. TO ACQUIRE LEADING SOCIAL CASINO COMPANY DRAGONPLAY LTD.

•      PROVIDES NEW CHANNEL TO LEVERAGE  PROPRIETARY SLOT AND TABLE GAME CONTENT

•      INSTANT ACCESS TO NEARLY 3 MILLION MONTHLY ACTIVE USERS (“MAU”) ON ANDROID, FACEBOOK,  AND APPLE iOS

•      ACQUISITION EXPECTED TO BE ACCRETIVE TO FISCAL 2015 ADJUSTED EARNINGS PER SHARE

LAS VEGAS, June 5, 2014 —Bally Technologies, Inc. (NYSE: BYI) (“Bally” or the “Company”), a leader in gaming machines, table game products, casino-management systems, interactive applications, and networked and server-based systems for the global gaming industry, today announced it has entered into a definitive agreement to acquire Dragonplay Ltd. (“Dragonplay”), a leading online social casino company headquartered in Tel Aviv, Israel, with top-grossing applications for Android, as well as a significant presence on Facebook and Apple iOS.

Launched in 2010, Dragonplay ranks among the 10 top-grossing game developers in the social casino genre with approximately 700,000 daily active users (“DAU”) and nearly three million MAU across all platforms.  In the “Card” category on Google Play, Dragonplay’s poker game Live Hold’em Pro is ranked number one in the top-grossing category.(1) In the “Casino” category on Google Play, Dragonplay Slots is a top 10 performer in terms of active users.(1)

“With over three years of topping various performance charts on Google Play, Dragonplay has successfully and consistently demonstrated its ability to acquire, monetize and retain social gamers by creating compelling games with staying power in the social casino space,” said Bally’s Chief Executive Officer Richard Haddrill. “We expect this strategic acquisition to help position Bally at the forefront of social casino gaming by leveraging our world-class content, including proprietary table games and award-winning video slots, on Dragonplay’s increasingly popular social casino.  Additionally, with the majority of its revenues generated from smartphones and tablets, Dragonplay has proven remarkable foresight and leadership in the mobile space, which is the fastest growing segment of social gaming.”

(1) App Annie Analytics; as of June 3, 2014

Total consideration includes approximately $51 million in upfront cash, plus the amount of net working capital, payable to Dragonplay’s shareholders in exchange for all of the issued and outstanding equity, and approximately $49 million in additional earn-out consideration and employee retention payments over the next 18 months subject to Dragonplay meeting certain financial performance targets.  Bally expects to fund the transaction from cash on hand and proceeds from its revolving credit facility.  For the 12 months ended March 31, 2014, Dragonplay generated over $10 million in EBITDA (earnings before interest, taxes, depreciation and amortization, including share-based compensation).

Dragonplay’s Chief Executive Officer Sharon Tal said, “Dragonplay and Bally share complementary cultures focused on innovation and user experience.  Both companies are committed to providing unique and stimulating content to players across the globe that enjoy playing entertaining casino-style games. I am confident that leveraging Bally’s vast library of proven slot and proprietary table game content will provide our loyal player base with an even more robust experience, which is expected to augment Dragonplay’s growth trajectory.”

Subject to completion of certain customary closing conditions, Bally expects to close the acquisition of Dragonplay in July 2014 and expects the acquisition to be accretive to Bally’s fiscal 2015 adjusted earnings per share.

Skadden,Arps, Slate, Meagher & Flom LLP and Meitar Liquornik Geva Leshem Tal are serving as legal counsel to Bally. The Raine Group is serving as financial advisor to Dragonplay, and Fenwick & West LLP and Raved, Magriso, Benkel & Co are serving as legal counsel to Dragonplay.

About Bally Technologies, Inc.

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, table game products, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators.  For more information, please visit http://www.ballytech.com.  Connect with Bally on Facebook, Twitter, YouTube, LinkedIn, and Pinterest.

About Dragonplay Ltd.

DragonPlay is a developer and a publisher of social games for smartphones. its vision is to connect people all over the world through a wide variety of exciting social games on iOS, Kindle, Android and Facebook platforms. DragonPlay’s portfolio of highly acclaimed games includes Live Hold’em Pro, Wild Bingo, DragonPlay Slots, and Farm Slots.  DragonPlay was founded by Sharon Tal in 2010 and received venture capital funding from Accel Partners, Entrée Capital and Founder Collective.  The company is based in Tel Aviv, Israel and has approximately 80 employees.

This press release may contain “forward looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward looking statements are reasonable, future results may differ materially from those expressed in any forward looking statements. The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —